Exhibit 4.5.30

GLOBAL ASSIGNMENT AGREEMENT

between

HERTZ AUTOVERMIETUNG GMBH

as Assignor

and

BNP PARIBAS

as Security Agent

NÖRR STIEFENHOFER LUTZ

RECHTSANWÄLTE STEUERBERATER WIRTSCHAFTSPRÜFER PARTNERSCHAFT

BERLIN  DRESDEN  DÜSSELDORF  FRANKFURT/MAIN  MUNICH

BRATISLAVA  BUCHAREST  BUDAPEST  MOSCOW  PRAGUE  WARSAW

NEW YORK REPRESENTATION OFFICE

Friedrichstrasse 2-6  •  D-60323 Frankfurt/Main  •  Tel.: +49 (0) 69 9714 77-0  •  Fax: +49 (0) 69 9714 77-100

i

THIS SECURITY ASSIGNMENT AGREEMENT (the Agreement) is dated 21 December 2005 and is made

BETWEEN:

(1)              HERTZ AUTOVERMIETUNG GMBH, a limited liability company incorporated under the laws of Germany, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under HRB 52255 with its principal office at Ginnheimer Straße 4, D-65760 Eschborn (the Assignor); and

(2)              BNP PARIBAS, a “société anonyme” organised under the laws of France with its registered office at 16, boulevard des Italiens, F-75009 Paris, registered with the Paris “Registre de Commerce et des Sociétés” under the number 662 042 449 RCS Paris as security agent and lender (the Security Agent).

The party according to paragraph (2) is referred to as the Assignee. The Assignor, the Assignee and the Security Agent are collectively referred to as the Parties and each a Party. The expressions “Assignor”, “Assignee” and “Security Agent” shall, where the context permits, include all of their respective successors and assigns under the Finance Documents (as defined below).

RECITALS:

(A)             By a senior bridge facilities agreement dated on or about 21 December 2005 (the Facility Agreement) the Finance Parties have agreed to make available to the Assignor and certain subsidiaries of Hertz International, Ltd (together with any person acceding to the Facility Agreement as borrower the Borrowers and each a Borrower ) a facility to be used for the purpose of, inter alia, the refinancing of the purchase price of certain vehicles and certain payments in connection with the purchase by CCMG Holdings, Inc. of the shares in The Target from Ford Holdings LLC.

(B)              Pursuant to the terms of the Facility Agreement the Assignor in its capacity as guarantor and certain subsidiaries of Hertz International, Ltd (together with any person acceding to the Facility Agreement as guarantor the Guarantors and each a Guarantor) have guaranteed in favour of the Finance Parties the performance by certain Obligors under the Finance Documents (the Guarantee).

(C)              BNP Paribas has been appointed as security agent to hold and administer all security granted in connection with the Facility Agreement.

(D)             The Assignor has entered into this Agreement in order to secure its liabilities in respect of the Secured Obligations (as defined below).

(E)              References in this Agreement to the Finance Documents will be deemed to include references to those agreements as they may be amended, modified, varied, novated or restated from time to time (including, without limitation, by way of increase of the facilities made available thereunder). Similarly, references in this Agreement to Secured Obligations (as defined below) will be deemed to include any and all obligations which the Assignor may have under or in connection with the Finance Documents as the same may be so amended, modified, varied, novated or restated from time to time.

THE PARTIES AGREE as follows:

1.                DEFINITIONS

Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Facility Agreement.

Enforcement Event means an Event of Default that has occurred and is continuing unremedied and unwaived (where applicable) under the Facility Agreement and which results in the Security Agent serving a notice on Hertz International, Ltd pursuant to Clause 23.17 (a) of the Facility Agreement.

Third Party Debtor shall mean any person or company being the debtor of an Assigned Receivable (as defined below) owed to the Assignor.

2.                ASSIGNMENT FOR SECURITY PURPOSES (SICHERUNGSABTRETUNG)

2.1              The Assignor hereby assigns to the Assignee its present and future rights and claims

(i)               under car rental contracts with Third Party Debtors (the Car Rental Receivables);

(ii)              to which the Assignor is entitled in respect of all of its present and future insurances, in particular the insurances listed in SCHEDULE 1 (Insurances) (the Insurance Proceeds);

(iii)             under Vehicle Dealer Buy-Back Agreements (the Vehicle Dealer Buy-Back Rights);

(iv)             under Vehicle Manufacturer Buy-Back Agreements (the Vehicle Manufacturer Buy-Back Rights);

(v)              under Vehicle Dealer Buy-Back Guarantees (the Vehicle Dealer Guarantee Rights); and

(vi)             under Vehicle Manufacturer Guarantees (the Vehicle Manufacturer Guarantee Rights).

2.2              In addition, the Assignor hereby assigns to the Assignee its present and future

(i)               Vehicle Dealer Receivables;

(ii)              Vehicle Manufacturer Receivables;

(iii)             claims to German VAT refunds (Vorsteuerüberschüsse/Rotbeträge) to which the Assignor may from time to time be entitled against German tax authorities (the VAT Receivables); and

(iv)             receivables against debtors under the contracts from the provision of services and the delivering of goods (Lieferung und Leistung) including, but not limited to, the receivables listed on a CD-Rom which is enclosed as SCHEDULE 2 and intercompany loans provided by the Assignor to its parent or its sister companies (the Contract Receivables),

(the Car Rental Receivables, the Insurance Proceeds, the Vehicle Dealer Buy-Back Rights, the Vehicle Manufacturer Buy-Back Rights, the Vehicle Dealer Guarantee Rights, the Vehicle Manufacturer Guarantee Rights, the Vehicle Dealer Receivables, the Vehicle Manufacturer Receivables, the VAT Receivables and the Contract Receivables together the Assigned Receivables).

2.3              Together with the Assigned Receivables all security interests, collateral and any ancillary rights pertaining thereto, as well as all rights resulting from the underlying agreements including the Assignor’s rights to demand repossession against the direct possessor are assigned and transferred to the Assignee.

2.4              The existing Assigned Receivables shall pass over to the Assignee on execution of this Agreement, and any future Assigned Receivables shall pass over to the Assignee at the date such Assigned Receivables arise.

2.5              If payments are made by cheque (Scheck) or bill of exchange (Wechsel), the ownership in such documents shall pass to the Assignee upon the Assignor acquiring such ownership. Physical delivery of cheques and bills of exchange to the Assignee is herewith replaced by an undertaking of the Assignor to hold such cheques and bills of exchange in safe custody (Verwahrung) for the Assignee at no cost (Vereinbarung eines Besitzmittlungsverhältnisses) or, if the Assignor does not obtain actual possession of such documents, the Assignor hereby assigns to the Assignee in advance all of its claims for physical delivery thereof against third parties (Abtretung des Herausgabeanspruchs). The Assignor shall endorse any such cheques (Schecks) and bills of exchange (Wechsel), and shall deliver them to the Assignee upon its request following the occurrence of the Enforcement Event. The Assignor shall be entitled to cash cheques for crediting to an account of the Assignor which is pledged in favour of the Finance Parties by the Assignor

2.6              The Assignee hereby accepts the assignments constituted hereunder.

3.                SECURED OBLIGATIONS

The security assignment hereunder is constituted in order to secure the prompt and complete satisfaction of any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Obligors to the Finance Parties or any of them under the Finance Documents, in particular, the Facility Agreement and the Guarantee including, but without limitation to, obligations arising in connection with any advances made under any of the Finance Documents during any extension period by any transferor thereunder. For the avoidance of doubt these shall include any claims arising out of unjust enrichment (ungerechtfertigte Bereicherung) (together referred to as the Secured Obligations).

4.                NOTIFICATION OF THE ASSIGNMENT

4.1              In respect of Insurance Proceeds, the Assignor undertakes to notify the relevant insurance company without undue delay after signing of this Agreement substantially in the form as set out in SCHEDULE 3 (Notification to Insurance Companies) of the security assignment hereunder.

4.2              The Assignor hereby undertakes to notify each Third Party Debtor in respect of the Assigned Receivables (other than the Insurance Proceeds and the VAT Receivables) without undue delay after signing of this Agreement if such notification would, in the reasonable opinion of the Assignor, not materially impede or prejudice the normal operations of the business of the Assignor.

4.3              The Assignor shall provide the Assignee with 10 blank copies of the notification to Third Party Debtors substantially in the form as set out in SCHEDULE 4 (Notification of the Assigned Receivables), notifying the Third Party Debtors in respect of the Assigned Receivables that the Assignor is no longer authorised to collect the Assigned Receivables without undue delay, but not later than ten (20) Business Days after the signing of this Agreement of which the Assignee may produce copies.

4.4              The Assignor is hereby irrevocably authorises the Assignee to notify the Third Party Debtors of the assignment hereunder by using the signed copies received pursuant to Clause 4.3 above upon the occurrence of an Enforcement Event. Further, the Assignee undertakes to notify the Assignor prior to any of such use of the blank notifications. The costs of the notification of any third party debtors and of the Assignor shall be borne by the Assignor.

4.5              The VAT Receivables shall be assigned and notified in the form requested by the German tax authorities as set out in SCHEDULE 5 (Notification of VAT Receivables) on a monthly basis.

5.                COLLECTION OF ASSIGNED RECEIVABLES

5.1              Unless the Assignee gives notice to the contrary, the Assignor is authorised to collect the Assigned Receivables in the ordinary course of business.

5.2              The Assignee is entitled following the occurrence of an Enforcement Event to revoke the above authorisation as well as to collect the Assigned Receivables. The Assignee will exercise its rights only to the extent necessary to satisfy the Secured Obligations.

5.3              Upon revocation of the authorisation of the Assignor by the Assignee, the Assignee is entitled to demand delivery of all documentation in relation to the Assigned Receivables.

6.                REPRESENTATIONS OF THE ASSIGNOR

The Assignor hereby represents to the Assignee that:

(a)              save for security or encumbrance permitted under the Finance Documents, it has not otherwise assigned any of the Assigned Receivables and no third party has any right, claim, title, interest, pledge, lien or other encumbrance or charge whatsoever in or to the Assigned Receivables other than Permitted Encumbrances;

(b)              subject to rights of set-off which may exist now or from time to time, it is the sole holder of the Assigned Receivables and has the full power to assign the Assigned Receivables;

(c)              the Assigned Receivables are freely transferable and assignable; and

(d)              it has not granted any mandate to collect any of the Assigned Receivables, other than pursuant to this Agreement.

7.                UNDERTAKINGS

The Assignor undertakes towards the Assignee as follows:

7.1              Principal Undertakings

(a)              to pay all its present and future receivables duly and promptly in an account pledged to the benefit of the Finance Parties and to procure that any and all Third Party Debtors are instructed or will be obliged to make payments of receivables only to an account pledged to the benefit of the Finance Parties;

(b)              to notify the Assignee without undue delay of any event or circumstance which might adversely affect the validity or enforceability of the security or cause an Event of Default to occur;

(c)              to execute without undue delay all documents and do all actions as the Assignee may require to perfect and protect the security created by a security assignment or to facilitate the enforcement or realisation of the security created by such assignment;

(d)              except as permitted under the Finance Documents, not to sell, transfer or otherwise dispose of any of the Assigned Receivables other than pursuant to and in accordance with this Agreement; this does not, however, prohibit waivers and deferrals of the Assigned Receivables;

(e)              not to encumber, create or agree to create, or permit to subsist, any encumbrance, other security interest or third party right in or over any of the Assigned Receivables, except for the security and encumbrances permitted under the Finance Documents;

(f)               except as permitted under the Finance Documents, not to do or cause or permit to be done anything else which will, or could be reasonably expected to, materially adversely affect the security or the rights of the Assignee under this Agreement or which in any way materially depreciates, jeopardises or otherwise prejudices the security created under this Agreement; and

(g)              to ensure that all rights granted to the Assignee are prior in ranking to any rights of third parties.

7.2              List of Assigned Receivables

(a)              The Assignor shall submit to the Assignee all information, lists and reports which the Assignee considers to be necessary in order to evaluate the Assigned Receivables. The Assignor shall submit a list of the Assigned Receivables to the Assignee after the execution of this Agreement on the fifteenth day of each calendar quarter, in relation to the end of the preceding quarter and at any time upon request of the Assignee. All lists to be submitted to the Assignee shall contain at least a list of the Assigned Receivables owed to the Assignor, the name and address of the relevant Third Party Debtor, amounts due and payment intervals as well as any information to counterclaims of Third Party Debtors.

(b)              In order to protect its legitimate interests the Assignee is entitled to request the delivery of the above mentioned lists at any time, on request. Furthermore, the Assignee is entitled to request additional information or documents from the Assignor in order to protect its legitimate interests.

(c)              The lists referred to in Clause 7.2 (a) shall serve for the purpose of notification only. This means that the Assigned Receivables transferred pursuant to Clause 2 (Assignment for Security Purposes (Sicherungsabtretung)) of this Agreement shall be fully owned by the Assignee even if the Assigned Receivables are not or only partially listed in the lists submitted to the Assignee.

7.3              Reporting Obligations

In the event that the Assignee’s entitlement to the transferred Assigned Receivables is impaired or jeopardised by attachment (Pfändung), transfer order (Überweisung) or otherwise the Assignor shall immediately notify the Assignee thereof. In case of an attachment the Assignor shall deliver to the Assignee a copy of the attachment and transfer order (Pfändungs- und Überweisungsbeschluss) and all other documents necessary to object against the attachment and he shall notify the attaching creditor immediately of the Assignee’s security interest.

7.4              Right of Inspection

(a)              The Assignee has the right to inspect or have inspected by authorised personnel (provided such person is subject to a confidentiality undertaking) the Assignor’s documents in order to evaluate and enforce the Assigned Receivables, however, as long as no right of realisation exists only upon reasonable advance notification and during normal business hours.

(b)              Upon the occurrence of an Enforcement Event and to the extent that the Assigned Receivables have been recorded in electronic data processing systems (EDP), the Assignor shall allow the Assignee, upon its first demand, to use the EDP system, including the periphery, with the data stored in respect of all bookings relating to the assignment, and the Assignor shall further make available the operators and the necessary programs (software) required in connection therewith, and shall do whatever is necessary to put the EDP system into operation and repair the same or otherwise.

(c)              The obligations of the Assignor to provide information in relation to the Assigned Receivables pursuant to the terms of this Agreement shall not require the Assignor to do any act or thing in violation of the Federal Data Protection Act (Bundesdatenschutzgesetz).

8.                SALE OF ASSIGNED RECEIVABLES

Except as permitted by the Facility Agreement, the sale and transfer of Assigned Receivables pursuant to (i) a any genuine or non-genuine factoring agreement (echtes oder unechtes Factoring), (ii) in the course of an asset backed securities programme or (iii) pursuant to similar agreements purporting to transfer title to Assigned Receivables to third parties in exchange for loan advances, purchase prices or any other payments requires the prior written consent of the Assignee.

9.                OTHER RIGHTS OF THE FINANCE PARTIES

9.1              If the Assignor’s bookkeeping and/or data processing is executed by a third party the Assignee is hereby authorised to claim delivery of the lists directly from the third party on its own behalf and at the Assignor’s expense upon the occurrence of an Enforcement Event.

9.2              If, and to the extent, documents required for the evaluation or realisation of the Assigned Receivables have been delivered by the Assignor to a third party (especially to an accountant or tax advisor) the Assignor hereby assigns to the Assignee its claims against such third party for providing information and for delivering such documents and hereby instruct the third party to provide the Assignee with such information and documents required to evaluate and realise the Assigned Receivables.

9.3              In so far as the electronic data processing is executed by third parties the Assignor hereby assigns to the Assignee all its claims for performance and instructs these third parties to execute the electronic data processing on behalf of the Assignee in the same manner as they were obliged to towards the Assignor, provided that the Assignee requests them to do so upon the occurrence of an Enforcement Event.

9.4              The Assignee hereby accepts such assignments.

10.             REALISATION OF ASSIGNED RECEIVABLES

10.1            Following the occurrence of an Enforcement Event and notwithstanding the provisions in Clauses 4 (Notification of the Assignment) and 5 (Collection of Assigned Receivables) of this Agreement the Assignee is entitled to revoke the right of disposal, to request delivery of any collateral, to realise the Assigned Receivables and enforce all other rights arising from this Agreement.

10.2            In the event of a realisation the Assignor shall immediately submit to the Assignee all documents relating to the Assigned Receivables (and other documents required).

10.3            Before realisation the Assignee shall give written warning to the Assignor five (5) Business Days in advance. Advance warning is not required if the Assignor has generally ceased payment or if insolvency proceedings in respect of the Assignor have been opened by the courts.

10.4            The Assignee may, at its sole discretion, determine which of several security shall be used to satisfy the Secured Obligations.

11.             LIMITATION LANGUAGE

11.1            The Security Agent agrees that its right to enforce the security granted hereunder shall, if and to the extent that it secures liabilities of any shareholder of the Assignor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the Assignor’s subsidiaries), at all times be limited to an amount equal to the Assignor’s net assets (as defined in Clause 11.2).

11.2            For the purposes of this Clause 11 (Limitation Language), net assets shall be calculated by taking into account the captions reflected in section 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the sum of:

(i)              the Assignor’s liabilities (the calculation of which shall take into account the captions reflected in section 266 (3) B, C and D of the German Commercial Code (Handelsgesetzbuch));

(ii)             the registered share capital (Stammkapital) of the Assignor.; and

(iii)            the amount of any intercompany loan or loans granted by the Assignor to its parent or sister companies.

11.3            For the purpose of the calculation of the enforceable amount, the Assignor will, within 30 (thirty) Business Days after the Security Agent has made a demand for realisation hereunder, deliver to the Security Agent an unaudited up-to-date balance sheet of the Assignor, drawn up by its auditors, which shows the value of the net assets. The balance sheet and determination of net assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the immediately preceding year’s balance sheet.

11.4            If the Assignor fails to deliver a copy of its balance sheet in accordance with Clause 11.3, the Security Agent shall be entitled to enforce the security granted hereunder without limitation. Following such enforcement, the Security Agent agrees to release proceeds from the enforcement of the security granted hereunder if and to the extent that it secures liabilities of any shareholder of the Assignor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the Assignor’s subsidiaries) and that such enforcement or the application of proceeds from such enforcement towards the Secured Obligations would otherwise lead to the situation that the Assignor does not have sufficient net assets, as determined in accordance with a balance sheet drawn up as foreseen under Clause 11.3, to maintain its registered share capital (Stammkapital).

11.5            For the purposes of the calculation of the enforceable amount specified in Clause 11.3 and the amount to be released specified in Clause 11.4, the following balance sheet items shall be adjusted as follows:

(i)              the amount of any increase of registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date hereof that has been effected without the prior written consent of the Security Agent shall be deducted from the registered share capital; and

(ii)             loans and other contractual obligations incurred in violation of the provisions of the Finance Documents to which the Assignor is a party, shall be disregarded.

11.6            Furthermore, if and to the extent legally permissible the Assignor shall, in a situation where it does not have sufficient net assets to maintain its registered share capital and where a Finance Party would (but for this Clause 11) be entitled and is seeking to enforce the security granted hereunder realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the realisable market value of such assets and to the extent such assets are not necessary for the Assignor’s business or operations (nicht betriebsnotwendig).

11.7            The limitations set out in this Clause 11 shall not apply to security granted by the Assignor in relation to any amounts borrowed under the Facility Agreement to the extent the proceeds of such borrowing are on-lent to it or any of its subsidiaries from time to time and have not been repaid at the time of the security granted hereunder.

11.8            The security granted hereunder shall further not be enforced to the extent that the Assignor demonstrates in reasonable detail that such enforcement would lead to a breach of the duty of care owing by the relevant shareholders vis-à-vis the respective company (Gebot der Rücksichtnahme auf die Eigenbelange der Gesellschaft) and of the prohibition of insolvency-causing intervention (Verbot des existenzvernichtenden Eingriffs), as developed by the recent jurisdiction (in particular BGH II ZR 178/99 Bremer “Vulkan”, BGH ZR 196/00 and BGH II ZR 300/00 “KBV”), of the Federal Supreme Court (Bundesgerichtshof), caused for example, as far as this would be within the scope of the cited court rulings, if the entering into the guarantee or indemnity and its enforcement results in the illiquidity (Zahlungsunfähigkeit) of the Assignor. The Security Agent shall be obliged to retransfer proceeds from such enforcement to the extent that the Assignor demonstrates in reasonable detail that the enforcement of this Agreement violated the rules of the cited Federal Supreme Court rulings. Any claim for damages (excluding, for the avoidance of doubt, any claim relating to unjust enrichment) by the Assignor or the Borrowers against the Banks, the Facility Agent, the Global Coordinator and/or the Arrangers and Joint Bookrunners in connection with a potential existence threatening intrusion shall be excluded.

12.             RELEASE

12.1            Upon (a) the Secured Obligations being discharged in full and none of the secured parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the security providers or any other person under any of the Finance Documents, or (b) the Assignor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Facility Agreement, the Security Agent shall, at the request of the Assignor release and cancel the Security of the Assignor and procure the reassignment to the Assignor of the collateral assigned to the Security Agent pursuant to this Agreement. The cost of such release shall be borne in accordance with the terms of the Facility Agreement.

12.2            In connection with (a) any Permitted Disposal of any property that is subject to a Security, (b) any sale or other disposition of any property otherwise permitted by the Facility Agreement that is subject to a Security, (c) any sale or other disposition of any property that is subject to a Security where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Facility Agreement, (d) any sale or any other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrance, the Security Agent shall, at the request and cost of Hertz International, Ltd, release and cancel the security of the Assignor and procure the reassignment to the Assignor of the property and assets assigned to the Security Agent pursuant to this Agreement, provided that, to the extent that the disposal of such property is a Permitted Disposal or a sale or disposition otherwise permitted by the Facility Agreement, the property shall be declared to be automatically released from the Security with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by Hertz International, Ltd in order to release such property.

12.3            At any time when the total value of the aggregate security granted by the Borrowers to secure the Secured Obligations (the Total Security) which can be expected to be realised in the event of an enforcement of the Total Security (realisierbarer Wert) exceeds 110 per cent. of the Secured Obligations (the Limit) not only temporarily, the Assignee shall on demand of the Assignor release such part of the Total Security (Sicherheitenfreigabe) as the Assignee may in its reasonable discretion determine so as to reduce the realisable value of the Total Security to the Limit.

12.4            The Assignor and the Assignee agree that for the purpose of determining the realisable value of the Assigned Receivables the following valuation procedures shall apply: the realisable value of the Assigned Receivables shall be established on the basis of the nominal value of the Assigned Receivables as indicated in the schedules to this Agreement reduced by 20 per cent.

12.5            In case the realisable value of the Total Security has decreased below the total amount of the Secured Obligations (or would decrease below this amount immediately upon a drawdown permitted under the Facility Agreement) and provided the Assignor has exercised its right for release of security, the Assignor has, upon receipt of a notification by the Assignee, to grant (or procure to be granted) additional security to the Assignee without undue delay, however, at the latest within ten days to the extent that the ratio of the thereby increased Security in relation to the Secured Obligations remains 110 to 100 at all times.

12.6            The Assignor and the Assignee may agree on a different value or valuation procedures in respect of the total value of the Assigned Receivables and the expected value to be realised in the event of a realisation of the Assigned Receivables provided that the agreed values or valuation procedures have proven to have materially increased or materially decreased as a result of any change of circumstance.

13.             NOTIFICATIONS

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail, courier or by facsimile transmission:

(a)	In the case of the Assignee, to:

BNP Paribas - Titrisation

	Address:	3, Rue d’Antin
F-75002 Paris
	Fax number:	+33(1) 42 98 6919
	Attention:	Ms. Violaine Delaunay

(b)	in the case of the Assignor, to:

	Address:	Ginnheimer Straße 4
D-65760 Eschborn
	Fax number:	+49(0) 6169 937 146
	Attention:	Mr. Remigius Keijzer
Mr. Floris van Kolfschoten,

or to the address notified at the point of closing or any other address later notified in writing to the other Party at least 15 days in advance. Any changes in the authority to represent the Pledgor shall be notified to the Pledgees without undue delay.

14.             MISCELLANEOUS

14.1            Conflict between this Agreement and the Facility Agreement

If there is a conflict between this Agreement and the Facility Agreement then (to the extent permitted by law) the provisions of the Facility Agreement shall take priority over the provisions of this Agreement.

14.2            Costs and Fees

The Assignor will pay all costs, fees and expenses incurred in connection with the negotiation, execution or enforcement of this Agreement to the extent required by Clause 27 of the Facility Agreement

14.3            Waivers

No failure to exercise, nor any delay in exercising, on the part of the Assignee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

14.4            Amendments

Any changes, amendments and waivers of any provision of this Agreement, including this Clause 14.4, require written form in order to become valid. No oral supplements to this Agreement have been made.

14.5            Partial Invalidity

If any of the provisions of this Agreement should be or become invalid, unenforceable or impractical in whole or in part, the validity of the other provisions hereof shall not be affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid and enforceable provision or arrangement, which corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the Parties’ economic aims pursued by and reflected in this Agreement. The same applies in the event that this Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

14.6            Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

14.7            Place of Jurisdiction

Any legal action or proceedings arising out of or in connection with this Agreement shall be brought in the district court (Landgericht) in Frankfurt/Main. The foregoing shall, however, not limit the right of the Pledgees to bring any legal action against the Assignor in any other court of competent jurisdiction.

SIGNATORIES

Assignor

HERTZ AUTOVERMIETUNG GMBH

By:	/s/ Nuns Moodliar
Name: Nuns Moodliar
Title: Authorized Signatory

Assignee

BNP PARIBAS

By:	/s/ Nadejda Kysel
	Name:	NADEJDA KYSEL
	Title:	Proxy